This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below) of common stock of Genencor International, Inc. The Offer (as defined below) is made only by the Offer to Purchase, dated February 15, 2005, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

AT $19.25 NET PER SHARE

BY

DH SUBSIDIARY INC.
A WHOLLY OWNED INDIRECT SUBSIDIARY OF

DH Subsidiary Inc., a Delaware corporation ("Danisco Sub") hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Genencor International, Inc. ("Genencor") not owned by Danisco Sub or its subsidiaries, at $19.25 per Share, net to the tendering shareholders in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 15, 2005 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of the Shares in connection with the Offer. Shareholders of Genencor who hold their Shares through brokers, dealers, banks, trust companies or other nominees must contact such brokers, dealers, banks, trust companies or other nominees to tender their Shares. Such broker, dealer, bank, trust company or other nominee may change you a fee for doing so. Danisco Sub will pay all charges and expenses of Deutsche Bank Securities Inc. (the "Dealer Manager"), Deutsche Bank Trust Company Americas (the "Depositary") and Mellon Investor Services LLC (the "Information Agent"). Following the Offer, Danisco Sub intends to effect the Merger (as defined herein).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON MARCH 16, 2005, WHICH DATE MAY BE EXTENDED.

Danisco Sub is a wholly owned indirect subsidiary of Danisco A/S ("Danisco"). Danisco, through a wholly owned subsidiary, currently owns approximately 41.7% of the outstanding Shares and 50% of the outstanding series A preferred stock of Genencor. Danisco Sub is offering to acquire all of the Shares not already owned by Danisco and its subsidiaries as a first step to Danisco acquiring all of the capital stock of Genencor. Following the purchase of the Shares in the Offer, Danisco Sub intends to complete the Merger (as defined below) to cause Genencor to become a wholly-owned indirect subsidiary of Danisco.

Danisco has entered into a Stock Purchase Agreement dated January 27, 2005 (the "Stock Purchase Agreement") with Eastman Chemical Company, Eastman Chemical Company Investments, Inc. ("Eastman Sub") and Danisco Sub, under which Danisco has agreed to buy from Eastman Sub 25 million Shares and 485 shares of Series A Preferred Stock, no par value, of Genencor ("Series A Preferred Stock"). In consideration for the Shares, Danisco (or its designated affiliate) will pay Eastman Sub a purchase price of $15 per Share and, in consideration for the Series A Preferred Stock, Danisco (or its designated affiliate) will pay Eastman Sub an aggregate purchase price of $44 million, subject to adjustment. Closing under the Stock Purchase Agreement will occur promptly following the date that Danisco Sub accepts for payment any Shares tendered pursuant to the Offer. See "Special Factors - Certain Agreements Relating to the Tender Offer and the Merger - The Stock Purchase Agreement;" and "- The Acquisition Agreement" in the Offer to Purchase.

Danisco Sub is making the Offer pursuant to an Acquisition Agreement dated January 27, 2005 among Danisco Sub, Danisco and Genencor (the "Acquisition Agreement"). The Acquisition Agreement specifies, among other things, the terms and conditions of the Offer. As agreed under the Acquisition Agreement, the board of directors of Genencor, following the recommendation of a special committee comprised solely of independent and disinterested directors, has determined that the Offer is fair to the holders of Shares, other than Danisco, Eastman and their respective affiliates (the "Unaffiliated Stockholders"), and has recommended that the Unaffiliated Stockholders tender their Shares into the Offer. See "Special Factors - Certain Agreements Relating to the Tender Offer and the Merger - The Stock Purchase Agreement;" and "- The Acquisition Agreement" in the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number of Shares that represents a majority of the outstanding shares, excluding Shares held by Danisco Sub and its affiliates, Shares held by Eastman Sub and its affiliates, and officers and directors of Genencor. See "The Tender Offer - Certain Conditions of the Offer" in the Offer to Purchase.

The purpose of the Offer is to acquire for cash as many outstanding Shares as necessary for Danisco Sub to own at least 90% of the Shares as a step in acquiring the entire equity interest in Genencor. Upon consummation of the Offer and the Stock Purchase Agreement, and provided that Danisco Sub then owns 90% of the outstanding Shares and all other classes of Genencor capital stock, Danisco Sub will effect a merger between Genencor and Danisco Sub pursuant to the "short form" merger provisions of Section 253 of the Delaware General Corporation Law without prior notice to, or any action by, any other shareholder or the board of directors of Genencor (the "Merger").

THE BOARD OF DIRECTORS OF GENENCOR, FOLLOWING THE RECOMMENDATION OF ITS DULY APPOINTED SPECIAL COMMITTEE, HAS APPROVED OUR OFFER, HAS DETERMINED THAT THE TERMS OF THE OFFER ARE ADVISABLE TO, FAIR TO, AND IN THE BEST INTERESTS OF, THE UNAFFILIATED STOCKHOLDERS, AND HAS RECOMMENDED THAT THE UNAFFILIATED STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in "The Tender Offer - Certain Conditions of the Offer" in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions"), Danisco Sub will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by "The Tender Offer - Withdrawal Rights" in the Offer to Purchase. The term "Expiration Date" means 5:00 PM, New York City time, on March 16, 2005, unless Danisco Sub shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Danisco Sub, shall expire. The period until 5:00 PM, New York City time, on March 16, 2005, as such period may be extended, is referred to as the "Offering Period." If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and Shares tendered during a Subsequent Offering

Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Danisco Sub expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

For purposes of the Offer, Danisco Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Danisco Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Danisco Sub and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If Danisco Sub extends the Offer, Danisco Sub will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, including the right of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer - Withdrawal Rights" in the Offer to Purchase. Subject to the applicable regulations of the SEC, Danisco Sub also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of, or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions of the Offer are not then satisfied and (ii) to waive any condition and to add, supplement or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. Notwithstanding anything in this paragraph to the contrary, the Majority of the Minority Condition (as defined in the Offer to Purchase) may not be waived. If Danisco Sub elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of twenty (20) business days) by giving oral or written notice of such extension to the Depositary. If Danisco Sub accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Danisco Sub confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Danisco Sub pursuant to the Offer, may also be withdrawn at any time after April 16, 2005. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for Book-Entry tender as set forth in "The Tender Offer - Procedure for Tendering Shares" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Danisco Sub, in its sole discretion, which determination shall be final and binding. None of Danisco Sub, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in "The Tender Offer - Procedure for Tendering Shares" in the Offer to Purchase at any time prior to the Expiration Date.

If Danisco Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Danisco Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Danisco Sub, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in "The Tender Offer - Withdrawal Rights" in the Offer to Purchase.

Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a shareholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 15% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to shareholders in special situations such as shareholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and shareholders who are not United States persons. Shareholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders may also contact their broker, dealer, bank, trust company or other nominee. Danisco Sub will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase).

The Information Agent for the Offer is:

Mellon Investor Services LLC

85 Challenger Road
Ridgefield Park, NJ 07660
1-800-550-8475

The Dealer Manager for the Offer is:

Deutsche Bank

60 Wall Street
New York, NY 10005